As filed with the Securities and Exchange Commission on August 4, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIRST MAJESTIC SILVER CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1041	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

925 West Georgia Street, Suite 1800

Vancouver, British Columbia V6C 3L2

Canada

(604) 688-3033

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070, 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	David Soares Chief Financial Officer First Majestic Silver Corp. 925 West Georgia Street, Suite 1800 Vancouver, British Columbia V6C 3L2 Canada (604) 688-3033	James Beeby Lisa Stewart Bennett Jones LLP 666 Burrard Street, Suite 2500 Vancouver, British Columbia V6C 2X8 Canada (604) 891-5326

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada other than Québec (the “Qualifying Provinces”) that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. This short form base shelf prospectus is filed in reliance on an exemption from the preliminary base shelf prospectus requirements for a well-known seasoned issuer.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale therein and only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at its head office at 1800—925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, telephone (604) 688-3033 and are also available electronically at www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	August 3, 2023

US$500,000,000

Common Shares

Subscription Receipts

Warrants

Units

This short form base shelf prospectus (the “Prospectus”) relates to the offer and sale by First Majestic Silver Corp. (“First Majestic”, the “Company”, “we” or “us”) from time to time of common shares (the “Common Shares”), subscription receipts (the “Subscription Receipts”), warrants to purchase other Securities (as defined herein) (the “Warrants”) and units (the “Units”) comprised of one or more of any of the other securities or any combination of such securities (all of the foregoing, collectively, the “Securities”) or any combination thereof in one or more series or issuances up to an aggregate total offering price of US$500,000,000 (or the equivalent thereof in Canadian dollars or any other currencies) during the 25-month period that this Prospectus, including any amendments thereto, remains effective. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (each, a “Prospectus Supplement”). In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. One or more securityholders (each, a “Selling Securityholder”) of the Company may also offer and sell Securities under this Prospectus. See “Selling Securityholders”.

As of the date hereof, the Company has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders (as defined herein). See “Well-Known Seasoned Issuer”. All applicable information permitted under applicable laws to be omitted from this Prospectus, including as permitted under the WKSI Blanket Orders, will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

First Majestic is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of British Columbia, Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and a substantial portion of the assets of the Company and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement, if any, with respect to a particular offering of Securities.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement, including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares; (ii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other terms specific to the Subscription Receipts; (iii) in the case of Warrants, the number of Warrants being offered, the offering price, whether the Warrants are being offered for cash, the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, the dates and periods of exercise and any other terms specific to the Warrants being offered; and (iv) in the case of Units, the number of Units being offered, the offering price and the number and terms of the Securities comprising the Units. See “Plan of Distribution”. A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

The Company and the Selling Securityholder(s) may offer and sell Securities to, or through, underwriters, dealers or agents and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions under applicable securities laws. See “Plan of Distribution”. The Prospectus Supplement relating to each issue of Securities offered pursuant to this Prospectus will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company or the Selling Securityholder(s), if any, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102—Shelf Distributions. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified Security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. However, no underwriter of an “at-the-market distribution”, as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allotment position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allotment position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “FR” and are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AG”. On August 2, 2023 the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was C$8.25 and on the NYSE was US$6.16.

Unless otherwise specified in the applicable Prospectus Supplement, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which Subscription Receipts, Warrants and Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Subscription Receipts, Warrants and Units in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading “Risk Factors” and elsewhere in this Prospectus, in documents incorporated by reference in this Prospectus and in the applicable Prospectus Supplement with respect to a particular offering of Securities.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

The Company’s head office is located at 1800 — 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, and its registered office is located at Suite 2500 — 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

Keith Neumeyer, the President, Chief Executive Officer and a director of the Company, and Thomas Fudge, a director of the Company, reside outside of Canada and have appointed Bennett Jones LLP at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8 as agent for service of process in Canada.

David Rowe CPG, Michael Jarred Deal, RM SME, David Wanner, PE, Brian Boutilier, P.Eng. and Joaquin Merino, P. Geo, each of whom has prepared certain technical reports or information relating to the Company’s mining properties, reside outside of Canada. Prospective investors are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

Readers should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide readers with different information. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. Readers should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date of such documents, regardless of the time of delivery of this Prospectus and any applicable Prospectus Supplement or of any sale of the Securities. Information contained on the Company’s website should not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein or therein were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

References to “First Majestic”, “the Company”, “we” or “us” include direct and indirect subsidiaries of First Majestic, where applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and the documents incorporated by reference herein contain “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “forecast”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions) are not statements of historical fact and may be “forward-looking statements”. These statements relate to future events or the Company’s future performance, business prospects or opportunities that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management made in light of management’s experience and perception of historical trends, current conditions and expected future developments. Forward-looking statements include, but are not limited to statements with respect to:

•	the redemption and/or conversion of the Company’s securities;

•	the Company’s business strategy;

•	future planning processes;

•	future financings;

•	commercial mining operations, anticipated mineral recoveries, projected quantities of future mineral production, interpretation of drill results and other technical data;

•	anticipated development, expansion, exploration activities and production rates and mine plans and mine life;

•	the estimated cost and timing of plant improvements at the Company’s operating mines and development of the Company’s development projects;

•	the timing of completion of exploration and drilling programs and capital projects and preparation of technical reports;

•	viability of the Company’s projects;

•	the Share Repurchase Program (as defined in the Annual Information Form);

•	the restarting of operations or potential interim plans at the Company’s temporarily suspended and/or non-operating mines;

•	potential metal recovery rates;

•	anticipated reclamation and decommissioning activities;

•	statements with respect to future exploration activities at Jerritt Canyon (as hereinafter defined) and the costs thereof;

•	the completion of the sale of the La Parrilla Silver Mine and the timing thereof;

•	conversion of Mineral Resources to Proven and Probable Mineral Reserves;

•	analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable;

•

the Company’s future financial position including operating efficiencies, cash flow, capital budgets, costs and expenditures, cost savings, allocation of capital, the sale of certain of its non-material properties, payment of dividends, and statements with respect to the recovery of value added tax receivables and the tax regime in México;

•	the conduct or outcome of outstanding litigation, regulatory proceedings, negotiations or proceedings under the North American Free Trade Agreement or other claims;

•	the Company’s plans with respect to enforcement of certain judgments in favour of the Company and the likelihood of collection under those judgments;

•

the Company’s ability to comply with future legislation or regulations including amendments to Mexican mining legislation and the Company’s intent to comply with future regulatory and compliance matters;

•	future regulatory trends, future market conditions, future staffing levels and needs and assessment of future opportunities of the Company;

•	assumptions of management;

•	maintaining relations with local communities;

•	maintaining relations with employees;

•	renewing contracts related to material properties;

•	those factors identified under the caption “General Development of the Business—Risk Factors” in the Annual Information Form;

•	expectations regarding the continuing effect of COVID-19 (as defined herein) on the Company’s operations, the global economy and the market for the Company’s products and securities; and

•	other statements identified as such in the documents incorporated by reference herein.

All statements other than statements of historical fact may be forward-looking statements. Statements concerning Proven and Probable Mineral Reserves and Mineral Resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered as and if the property is developed, and in the case of Measured and Indicated Mineral Resources or Proven and Probable Mineral Reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among other things, global and local economic conditions, inflation and risk of economic downturn, environmental and health and safety risks, including public health threats and climate related risks, changes in commodity prices and, particularly, silver and gold prices, changes in exchange rates and interest rates, access to skilled mining development and mill production personnel, labour relations, costs of labour, conflicts of interests involving key persons, relations with local communities and aboriginal groups, results of exploration and development activities, risks inherent in the development, construction and permitting of all new mining projects or in restarting production at any of the Company’s nonproducing mines, accuracy of reserve and resource estimates and the calculation of silver recovery, uninsured risks, defects in title, availability and costs of materials and equipment, inability to meet future financing needs on acceptable terms, risks relating to declaration, timing and payment of dividends, availability of strategic alternatives, risks in connection with acquisitions and dispositions, hedging risk, equity price risks related to the Company’s holding of long-term investments in other companies, risks related to the market price of the Company’s shares, indebtedness risk, counterparty credit and liquidity risks, changes in national or local governments, civil disobedience, changes in applicable legislation or application thereof, the ability of the Company to comply with applicable laws, regulations and permitting requirements, security risks, risks associated with the COVID-19 pandemic (“COVID-19”) including any resurgence thereof or the spread of other public health crises, political and country risks, including risks associated with the ongoing conflict between Russia and Ukraine (including any broadening or escalation thereof) and sanctions imposed by nations on Russia and Belarus, the adoption of tariffs and evolving trade policy between the United States and other countries, including China, México and Canada, timeliness of government approvals, results of litigation including appeals of judgements, resolutions of claims and arbitration proceedings, negotiations and regulatory proceedings, availability of time on court calendars in Canada and elsewhere, the recognition of Canadian judgements under Mexican law, the possibility of settlement discussions and the insufficiency of a defendant’s assets to satisfy any judgement amount, assessments by government agencies, actual performance of facilities, equipment, processes relative to specifications and expectations and unanticipated environmental impacts on operations, and outcomes of tax assessments, audits and reassessments in México. This is not an exhaustive list of the risks and other factors that may affect any of the Company’s forward-looking statements. Additional factors that could cause actual results to differ materially include, but are not limited to, the risk factors referred to under “Risk Factors” in this Prospectus, as well as those described in the documents incorporated by reference herein, and in particular under the heading “Risk Factors” in the Annual Information Form.

The Company believes that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this Prospectus, including the documents incorporated by reference herein should not be unduly relied upon. These statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference in this Prospectus, as the case may be. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING

PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

Information concerning the Company’s mineral properties contained in this Prospectus, including documents incorporated by reference herein, has been prepared in accordance with the requirements of Canadian securities laws, which differ in material respects from the requirements of the United States Securities and Exchange Commission applicable to domestic United States issuers. Accordingly, this disclosure is not comparable to the disclosure of United States issuers subject to the SEC’s mining disclosure requirements.

See “Glossary of Certain Technical Terms” in the Annual Information Form, which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and the documents incorporated by reference herein.

FINANCIAL INFORMATION

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is determined using IFRS, which differs from United States generally accepted accounting principles.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements of the Company incorporated by reference in this Prospectus are reported in United States dollars. In this Prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and are referred to as”$” or “US$”. Canadian dollars are referred to as “C$”. The following table sets forth, for the periods indicated, the high, low, closing and average exchange rates for US$1.00, expressed in Canadian dollars, published by the Bank of Canada during the respective periods.

	Six Months Ended June 30,	Year Ended December 31
	2023	2022	2021	2020
High	1.3807	1.3856	1.2942	1.4496
Low	1.3151	1.2451	1.2040	1.2718
Closing	1.3240	1.3544	1.2678	1.2732
Average	1.3477	1.3013	1.2535	1.3415

On August 2, 2023, the last business day prior to the date of this Prospectus, the exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00 = C$1.3335.

WELL-KNOWN SEASONED ISSUER

The securities regulatory authorities in each of the provinces and territories of Canada have adopted substantively harmonized blanket orders, including British Columbia Instrument 44-503 Exemption from Certain Prospectus Requirements for Canadian Well-known Seasoned Issuers (together with the equivalent local blanket orders in each of the other provinces and territories of Canada, collectively, the “WKSI Blanket Orders”). This Prospectus has been filed by the Company in reliance upon the WKSI Blanket Orders, which permit “well-known seasoned issuers”, or “WKSIs”, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. As of the date hereof, the Company has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada other than Québec (the “Qualifying Provinces”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Corporate Secretary of the Company at its head office at 1800 - 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2, telephone (604) 688-3033, and are also available electronically in Canada through the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedarplus.ca or in the United States through the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) at the website of the SEC at www.sec.gov. The filings of the Company through SEDAR and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

As of the date hereof, the following documents, filed by the Company with the securities commissions or similar authorities in each of the Qualifying Provinces, are specifically incorporated by reference into, and form an integral part of, this Prospectus provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or a Prospectus Supplement or in any other subsequently filed document that is also incorporated by reference in the Prospectus or a Prospectus Supplement, as further described below:

(a)

the annual information form of the Company for the year ended December 31, 2022 dated March 31, 2023 (the “Annual Information Form”), except for the information contained under the heading “Jerritt Canyon Gold Mine, Elko County, Nevada, USA” therein, which has been superseded by the information contained herein under the heading “The Jerritt Canyon Gold Mine”;

(b)

the audited consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, and the notes thereto, together with the reports of independent registered public accounting firm thereon;

(c)	the management’s discussion and analysis of the Company for the year ended December 31, 2022;

(d)	the management information circular of the Company dated April 17, 2023 prepared in connection with the annual meeting of shareholders of the Company held on May 25, 2023;

(e)

the unaudited condensed interim consolidated financial statements of the Company as of June 30, 2023 and for the three and six months ended June 30, 2023 and June 30, 2022, together with the notes thereto (the “Interim Financial Statements”); and

(f)	the management’s discussion and analysis of the Company for the six months ended June 30, 2023.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 -Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus and prior to the termination of any offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished by the Company to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent set forth therein). The Company may also incorporate other information filed with or furnished to the SEC under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus; rather only such statement as modified or superseded shall be considered to constitute part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery has been obtained and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual audited consolidated financial statements and management’s discussion and analysis being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the term of this Prospectus: (i) the previous annual information form, the previous annual audited consolidated financial statements and related management’s discussion and analysis; (ii) all interim financial statements and related management’s discussion and analysis, all material change reports and all business acquisition reports filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed; and (iii) any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which the new annual information form is filed (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business or related businesses operations are incorporated into the Company’s current annual audited consolidated financial statements) shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous interim consolidated financial statements and the accompanying management’s discussion and analysis filed shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for the annual meeting of shareholders being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference into that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

The Company has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, he or she should not rely on it.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of Deloitte LLP; (3) powers of attorney from certain of the Company’s directors and officers; and (4) the consents of the “qualified persons” referred to in this Prospectus under “Interests of Experts”. A copy of the form of any applicable warrant agreement or subscription receipt agreement will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR at www.sedarplus.ca. The reports and other information filed and furnished by the Company with the SEC can be inspected on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in or incorporated by reference into this Prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells Securities under the Registration Statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

THE COMPANY

First Majestic is in the business of the production, development, exploration and acquisition of mineral properties with a focus on silver and gold production in México and the United States. As such, the Company’s business is dependent on foreign operations in México and the United States.

The Company currently owns and operates three producing mines:

1.	the San Dimas Silver/Gold Mine in Durango State, Mexico;

2.	the Santa Elena Silver/Gold Mine in Sonora State, Mexico; and

3.	the La Encantada Silver Mine in Coahuila State, Mexico.

As announced by the Company on March 20, 2023, operations at the Company’s Jerritt Canyon Gold Mine located in Elko County, Nevada are currently temporarily suspended. Technical information about the Jerritt Canyon Gold Mine is contained in this Prospectus under the heading “The Jerritt Canyon Gold Mine” and supersedes the technical disclosure in the Company’s Annual Information Form.

The Company also owns several non-material mines in Mexico which are under care and maintenance:

1.	the San Martín Silver Mine in Jalisco State;

2.	the La Parrilla Silver Mine in Durango State; and

3.	the Del Toro Silver Mine in Zacatecas State.

The Company also owns the La Luz Silver Project, an advanced-stage silver development project in San Luis Potosi State, México as well as a number of exploration projects in México.

On December 7, 2022, the Company entered into an agreement to sell the La Parrilla Silver Mine to Golden Tag Resources Ltd. (“Golden Tag”) for total consideration of up to US$33.5 million. On closing of the transaction, the Company will receive 143,673,684 Golden Tag shares at a deemed price of C$0.19 per share having an aggregate deemed value of US$20 million and representing approximately 40% of the outstanding shares of Golden Tag. The Company will also be entitled to receive up to US$13.5 million in either cash or shares in Golden Tag, payable in three deferred payments upon the occurrence of specific milestones. The Company has also agreed to purchase US$2.7 million of Golden Tag securities in Golden Tag’s equity financing. Closing of the foregoing transaction remains subject to Golden Tag obtaining the approval of the TSX Venture Exchange and other customary closing conditions.

The Company does not consider its mines in Mexico which are under care and maintenance or its advanced-stage silver development project to be material properties for the purposes of National Instrument 51-102 – Continuous Disclosure Obligations or NI 43-101. The Mineral Resources and Reserves reported in this Prospectus and the documents incorporated by reference herein represent the most up to date revisions completed for the Company’s operations and properties. Investors are cautioned against relying on such Mineral Resource and Reserve estimates since these estimates are based on certain assumptions regarding future events and performance such as: commodity prices, operating costs, taxes, metallurgical performance and commercial terms. Interpretations and Resource and Reserve estimates are based on limited sampling information that may not be representative of the mineral deposits.

Further information regarding the business of the Company, its operations and its mineral properties can be found in the Annual Information Form and the documents incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

Recent Developments

On April 20, 2023, the Company announced that its exploration and technical services groups had been combined into a single entity under the leadership of Gonzalo Mercado, who was promoted to Vice President of Exploration and Technical Services. The Company also announced that Ramon Mendoza, the former Vice President of Technical Services, and Persio Rosario, the former Vice President of Innovation, Processing and Metallurgy, had left the Company.

On May 4, 2023, the Company’s board of directors declared a dividend payment of $0.0057 per Common Share for the first quarter of 2023 to shareholders of record as of the close of business on May 18, 2023.

On June 29, 2023, the Company entered into an agreement to amend its senior secured revolving credit facility with the Bank of Nova Scotia, Bank of Montreal and Toronto Dominion Bank by extending the maturity date from March 31, 2025 to June 29, 2026 and increasing the credit limit from $100 million to $175.0 million.

On July 17, 2023, the Company announced drilling results from its ongoing exploration programs at the San Dimas Silver/Gold Mine, the Santa Elena Silver/Gold Mine, the La Encantada Silver Mine and the Jerritt Canyon Gold Mine. The ongoing exploration programs were designed to focus on adding new Mineral Resources and upgrading Mineral Resources Categories for eventual Reserve consideration and further defining mineralization near current underground infrastructure. In the first half of 2023, the Company had up to 19 active drill rigs and completed a total of 78,973 metres of exploration drilling across its portfolio of mines and projects in Mexico and the United States.

On July 17, 2023, the Company provided its updated full year 2023 guidance, including an updated 2023 capital budget. The Company also announced that it had combined its Corporate Secretary and General Counsel positions and had appointed Mr. Samir Patel to fulfill the combined role.

THE JERRITT CANYON GOLD MINE

The technical information set out below in respect of Jerritt Canyon is summarized from the technical report titled “Jerritt Canyon Gold Mine, Elko County, Nevada, USA, NI 43-101 Technical Report on Mineral Resource Estimates” with an effective date of March 31, 2023 (the “Jerritt Canyon Technical Report”). The Jerritt Canyon Technical Report was prepared in accordance with NI 43-101 by Gonzalo Mercado, P.Geo., David Rowe, CPG, Michael Jarred Deal, RM SME, María Elena Vázquez, P.Geo., and David Wanner, PE.

Reference should be made to the full text of the Jerritt Canyon Technical Report which is available for review on SEDAR at www.sedarplus.ca. For greater certainty, the Jerritt Canyon Technical Report is not incorporated by reference herein.

Property Description and Location

Jerritt Canyon is owned by Jerritt Canyon Gold LLC (“JCG”), an indirect, wholly owned subsidiary of the Company. Jerritt Canyon consists of the SSX Mine, Smith Mine, West Generator Mine, Murray Mine and various infrastructure supporting exploration and potential mining activities. In March 2023, First Majestic temporarily suspended all mining activities at Jerritt Canyon and retracted the Jerritt Canyon Mineral Reserve estimates.

Jerritt Canyon is located in Elko County, northeastern Nevada. The mill site, shops, and administration and security buildings are located approximately 50 miles north of the town of Elko. The Jerritt Canyon property forms an irregular area that extends approximately 21 miles north-south and 17 miles east-west at its widest and is approximately 119 square miles. The Jerritt Canyon property is bounded by 116° 10’ west and 115° 78’ west longitude and 41° 23’ north and 41° 46’ north latitude. The Jerritt Canyon property boundaries have been surveyed and are located in the field with wooden stakes.

Jerritt Canyon operations are located on a combination of public and private lands, with the deposits and mining related surface facilities being located primarily on mining claims in United States Forest Service land within the Humboldt-Toiyabe National Forest. The process facilities, offices, shops, and tailings dams are located on private land owned by JCG. Additional claims in the southern part of the land package are mostly located on private land with some located on land administered by the United States Bureau of Land Management.

Land tenure on the Jerritt Canyon property includes patented claims, unpatented claims, and fee land. The Jerritt Canyon property covers a large area that extends approximately 21 miles north-south and 17 miles east-west at its widest and is approximately 119 square miles.

Certain of the Jerritt Canyon claims and fee lands are subject to a Net Smelter Return (“NSR”) royalty which varies from 1.5% to 8% depending upon the lease agreements with various property owners. The fee land, which was originally purchased to secure access from State Route 225, is subject to a 33% NSR. Certain leased land may be subject to production royalties and/or annual or semi-annual land payments that include advance royalties, land use payments, rentals, loss of grazing, and the use of land for a communications tower. The advance royalties are the minimum amounts the lease holders are entitled to annually. On producing land, these advance royalties may be offset against production royalty payments if certain production royalty thresholds are met or surpassed during the production year. Some of the land payments may be adjusted annually based on consumer/producer price indexes or annual increases. There is also a per ton royalty interest on the Jerritt Canyon processing facilities and an additional 0.5% net smelter returns royalty on the entire Jerritt Canyon property held by Ely Gold Royalties Inc.

Environmental liabilities for the Jerritt Canyon include future closure and reclamation of mine portals and ventilation infrastructure, access roads, processing facilities, power lines, tailings storage facilities and all surface infrastructure that supports the operations. The historic operation of Jerritt Canyon resulted in a number of environmental issues, including air emission exceedances, ground water contamination from a tailings storage facility, lack of water treatment capacity, and surface water contamination from the rock disposal areas. Since the acquisition of Jerritt Canyon, JCG has worked to address legacy environmental issues with the regulators. In 2021 and 2022, the Nevada Division of Environmental Protection (“NDEP”) issued a number of notices of alleged violation relating to emission monitoring, testing, record-keeping requirements, and emission and throughput limits, alleged exceedances of a mercury emission limitations, exceedances of operating parameters, and installation of equipment. JCG has appealed the air permit violation notices and has developed an action plan to address the violation notices and all other known environmental issues, including by working in collaboration with the NDEP.

History

The Jerritt Canyon deposit was discovered by Food Machinery Corporation in 1972. In 1976, Meridian Gold LLC and Freeport Minerals Company formed a joint venture to explore and develop the gold deposits in the Jerritt Canyon area and, in 1980, mining commenced with production from the North Generator and Marlboro Canyon open pit mines. The first gold production from Jerritt Canyon occurred in July 1981.

Open pit mining was conducted from early 1981 until late 1999, with the mining carried out in the areas of Marlboro Canyon, Alchem, Lower North Generator Hill, Upper North Generator Hill, West Generator, Burns Basin, Mill Creek, Pattani Springs, California Mountains, Dash, Winters Creek, Steer Canyon, and Saval Canyon. The annual production from these areas ranged from approximately 40,000 ounces to 1.4 million ounces.

Underground operations started in 1997 at the SSX mine and continued with some temporary suspensions until March of 2023.

From the commencement of mining in 1981 to March 2023, approximately 9.85 million ounces of gold (“Moz Au”) were produced from approximately 50.7 million short tons (“Mst”) of ore mined at an average grade of 0.194 ounce per short ton of gold (“oz/st Au”). Open pit mining at Jerritt Canyon produced a total of approximately 5.2 Moz Au from approximately 29.9 Mst of ore at an average grade of 0.174 oz/st Au. The underground mines produced a total of approximately 4.65 Moz Au from approximately 20.6 Mst of ore at an average grade of 0.227 oz/st Au. Since 2010, the majority of production has come from the SSX and Smith deposits.

From May 2021 to March 2023, JCG produced approximately 155 thousand ounces of gold (“k oz Au”) from approximately 1.7 Mst of mineralized material at an average grade of 0.106 oz Au/st., which included marginal grade from previously mined surface material located on the project.

On March 20th, 2023, First Majestic announced the temporary suspension of mining activities at Jerritt Canyon due to ongoing challenges such as high costs, inflationary cost pressures, lower than expected head grades and multiple extreme weather events affecting northern Nevada during the winter of 2023.

Geological Setting and Mineralization

The Jerritt Canyon district is located in the Great Basin geological province, north and northeast of the Carlin Trend of gold deposits. Carlin type gold mineralization at Jerritt Canyon is hosted by silty carbonate or carbonaceous siliciclastic rocks originally deposited as shelf sedimentary rocks during the Lower Paleozoic. The Paleozoic host rocks have been imbricated, faulted, and folded through several orogenic events through the Upper Paleozoic and Mesozoic. An early phase of intrusive igneous activity is represented by west-northwest mafic igneous dikes of Paleozoic age. Carlin type gold deposits were emplaced in the Middle to Late Eocene during an initial phase of extensional tectonics at which time high potassium calc-alkaline magmatic rocks were emplaced. Mafic and intermediate igneous dikes were emplaced during this phase of igneous activity and trend north-northeast.

The occurrence and distribution of gold mineralization at Jerritt Canyon is controlled both by lithology and structure. Gold mineralization at Jerritt Canyon is hosted by Hanson Creek Formation units I to III and the lower part of the Roberts Mountains Formation. The Saval discontinuity, being the contact between the Hanson Creek and the Roberts Mountain Formations, is interpreted as a primary control on gold mineralization at Jerritt Canyon.

Gold mineralization is hosted by, or spatially associated with, high angle west-northwest- and north-northeast-trending structures. Much of the more continuous gold mineralization occurs within the favourable stratigraphic intervals along the limbs or hinge zones of large anticlinal folds, and at the intersection of the two sets of high angle structures. The mineralized zones form along well defined structural and mineralization trends as stratigraphically controlled tabular pods that are locally stacked upon one another resulting from the presence of more than one favourable stratigraphic unit and/or local thrust and/or high angled fault intersection controls. The deposits are Carlin type, sediment-hosted gold mineralization within carbonaceous sediments. Gold occurs as very fine-grained micron-sized particles as grain boundaries or inclusions in arsenic-rich pyrite rims, and as free grains in carbonaceous-rich and fine-grained, calcareous, clastic sedimentary rocks.

Alteration in the Jerritt Canyon district includes silicification, dolomitization, and reconstitution of organic carbon, decalcification, argillization, and pyritization (typically containing elevated arsenic). The rocks also exhibit hypogene and supergene oxidation and bleaching. The most important alteration types relative to gold deposition are silicification, and reconstitution of organic carbon, pyritization, and decalcification.

Deposit Types

Jerritt Canyon is a Carlin-type gold deposit, hydrothermal in origin and usually structurally controlled with specific lithologies as favorable host rock.

Jerritt Canyon is hosted by silty carbonate or carbonaceous siliciclastic rocks originally deposited as shelf sedimentary rocks during the Paleozoic age. The Paleozoic host rocks have been imbricated, faulted, and folded through several orogenic events in the Paleozoic and Mesozoic. An early phase of intrusive igneous activity is represented by west-northwest mafic igneous dikes of Paleozoic age.

Carlin-type gold deposits were emplaced during the Middle to Late Eocene during an initial phase of extensional tectonics at which time high potassium calc-alkaline magmatic rocks were emplaced. Mafic and intermediate igneous dikes were emplaced during this phase of igneous activity and demarcate north-northeast-oriented structures. The primary controls on the occurrence, distribution, and form of the deposits are:

•	Favourable host rocks (formation units)

•	The reactivation of Paleozoic and Mesozoic structures

•	Eocene syn-mineralization normal faults

Mineral deposits at Jerritt Canyon are mostly stratabound or fault hosted. Gold occurs as very fine, micrometer sized, particles in pyrite and arsenian pyrite. Other sulfides are orpiment, realgar, and stibnite. Alteration includes carbonatization, decalcification, and silicification (jasperoid).

There are currently several models for the genesis of Carlin-type gold deposits:

•	Epizonal plutons that contributed heat and potentially fluids and metals.

•	Meteoric fluid circulation resulting from crustal extension and widespread magmatism.

•	Metamorphic fluids, possibly with a magmatic contribution, from deep or mid-crustal levels.

•	Upper-crustal orogenic-gold processes within an extensional tectonic regime.

Exploration

Exploration activities completed on Jerritt Canyon by the various owners since 1976 have included prospecting, geological mapping, various types of geophysical surveys and various types of geochemistry. Exploration efforts at Jerritt Canyon include a combination of surface and underground geologic mapping at various scales, geochemical sampling (rock chip and soil mainly) and geophysical surveys (gravity, magnetics, DIGHEM EM, etc.). All data sets and information from drilling are combined to determine areas of high prospectivity where further work is completed.

In 2015, JCG contracted a consulting geophysicist to compile and interpret the available historical geophysical survey data for Jerritt Canyon. In early 2017, JCG commissioned further detailed evaluation of the historical gravity data, inversion and examination of DIGHEM EM and magnetic data, inversion and examination of the ground magnetic data, and examination of the Titan survey results.

In the spring of 2017, JCG commissioned Goldspot Discoveries Inc. (“Goldspot”) to complete a machine learning (AI) compilation, interpretation, and targeting study. The 2017 study incorporated several datasets from Jerritt Canyon including drilling (lithology and assay), surface geology, topography, soil geochemistry, gravity, DIGHEM EM, magnetic, and radiometric data. Goldspot incorporated hyperspectral data into the compilation and interpretation. Based on the 2017 study, Goldspot generated target areas, planned drill holes, and completed a 3D geological model incorporating structural and lithological information in Leapfrog software.

Drilling

Drilling is the most widely used exploration tool within Jerritt Canyon. Over 83,000 drill holes for a total of approximately 16,577,550 ft. have been drilled in the Jerritt Canyon area since 1973. Over the history of the exploration drilling on the Jerritt Canyon, several different drilling techniques have been employed including reverse circulation (“RC”) surface, RC underground (Cubex), core, air rotary and mud rotary.

Surface RC drilling is used for exploration purposes at Jerritt Canyon. Widely spaced offsets to open, known mineralization or geological features are the most common drilling targets. Underground core drilling is used by exploration to test mineralization that has often been defined by surface drilling at a spacing of 100 ft. or greater. It is also used to test anomalous areas, or areas of exploration potential defined by surface holes and targets defined by Jerritt Canyon geologists based on the interpretation of stratigraphy, structures, and dikes. Occasionally, core drilling is used for resource de-risking or defining the geometry, volume, and gold grade of a mineralized zone. RC Cubex drill holes are completed for delineation, definition, and extension of resources to support mine planning and near-mine exploration. Cubex drill holes have a maximum length of approximately

300 ft. Typically, mine development drilling stations are established where a Cubex drill is set up and the target delineated. Delineation drilling is completed along drifts with drill holes fanned to intercept targets at 25 ft. centres, depending on the distance and angle from the drift.

Core and chips are logged, recording lithology, mineralization, structure, and alteration. For core programs, core recovery and rock quality designation are also recorded. Drill collars are typically surveyed using global positioning system or total station instruments. Down-hole surveys have been collected using gyroscopic, Trushot, Reflex EZ-Trac, and magnetic survey tools. Surveys are collected at 3 or 15 m intervals down hole, depending on the survey instrument.

There are no drilling, sampling or recovery factors that could materially impact the accuracy and reliability of the drill results. In the opinion of the authors of the Jerritt Canyon Technical Report, the quantity and quality of the logged geological data, collar, and downhole survey data collected in the drill programs since 2008 are sufficient to support Mineral Resource estimation.

Sampling, Analysis, and Data Verification

The following sample preparation methods and quality control measures are employed at Jerritt Canyon before the samples are dispatched to analytical laboratories:

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Underground Drill Core Sampling: Sampling intervals are selected following lithology and mineralization for 0.5 to 6.5 feet sample lengths. After the core is marked and photographed, the core is cut in half with a diamond blade saw. After splitting, half of the core is placed in a plastic bag with a unique sample number tag and a matching sample number tag is placed with the matching half core in the core box at the start of each sample interval. The other half of the core is placed back in the core boxes for storage. Quality assurance and quality control samples are inserted into the sample stream as the sample bags are being filled by the core technicians. Sample quality control is monitored using certified reference materials, blanks, quarter core field duplicates, coarse reject, and pulp duplicates. Coarse reject and pulp samples are prepared and inserted by the laboratory during sample preparation. Core sample bags and quality assurance and quality control samples are placed in a plastic pallet tote by the core technicians. Sample laboratory submittals are prepared and included in the sample stream submitted to the designated laboratories.

•

Underground Reverse Circulation Sampling (Cubex): Underground Cubex samples are collected by drilling contractors in five-foot intervals from the collar with a sample weight typically between 5 and 10 lbs. The samples are placed in bags and labelled with the relevant hole ID and sample interval. The sample bags are placed in a five-gallon plastic bucket installed under the cyclone on the drill and later into a metal pallet tote. The totes are brought out of the mine by a drilling contractor and taken to the mine laydowns for staging. At the laydown, quality assurance and quality control samples are inserted in the sample stream by Jerritt Canyon geologists. After sample submittals are completed, the Cubex samples are dispatched to the Jerritt Canyon laboratory or external laboratories by Jerritt Canyon geologists. Cubex sample data are first recorded on paper, and then entered into Microsoft Excel and imported into acQuire desktop. Sample quality control is monitored using certified reference materials, blanks, coarse reject, and pulp duplicates. Coarse reject and pulp samples are prepared and inserted by the laboratory during sample preparation.

•

Surface Reverse Circulation Sampling: Surface RC samples are collected in five-foot intervals from the collar with a sample weight typically between 5 and 10 lbs. RC samples are collected by drilling contractors using a cyclone/splitter apparatus and placed in bags. Each bag has the hole ID and sample interval written on it with permanent marker. The samples are loaded into plastic pallet totes and transported to a mine laydown for staging. At the laydown, quality assurance and quality control samples are inserted by Jerritt Canyon geologists in the sample stream and sample submittal forms are prepared. The samples and submittal forms are transported to the designated external laboratory by a laboratory representative. RC sample data are entered into acQuire desktop. Sample quality control is monitored using certified reference materials, blanks, field, coarse reject, and pulp duplicates. Field duplicates are taken from a second split of the uncollected portion of the drill cuttings. Coarse reject and pulp samples are prepared and inserted by the laboratory during sample preparation.

The laboratories used for sample preparation and analysis at Jerritt Canyon are summarized below:

Laboratory	Drilling Period	Certification	Independent	Comments
ALS Limited Vancouver (“ALS”)	1993, 2001- 2013, 2021- 2022	ISO 9001 ISO/IEC 17025	Yes

Primary laboratory for surface RC, underground and surface drill-core samples. Check laboratory for samples submitted to AAL. Sample preparation at Elko, Nevada, USA and analysis at the Vancouver laboratory in Canada.

American Assay Laboratory (“AAL”)	1985, 2002, 2004-2008, 2010-2013, 2016-2017	ISO 9001:2008 ISO/IEC 17025:2005	Yes	Primary laboratory or surface RC, underground and surface drill-core samples. Check laboratory for samples submitted to ALS. Sample preparation and analysis at Sparks, Nevada, USA.
Bureau Veritas Commodities Canada Ltd., formerly ACME Laboratories Ltd. (“Bureau Veritas”)	2006, 2015- 2022	ISO 9001:2008 ISO/IEC 17025:2017	Yes	Primary laboratory for RC surface and underground drill-core samples. Sample preparation at the Sparks, Nevada, USA laboratory. Sample analysis at Bureau Veritas.
Paragon Geochemical Laboratories (“PGL”)	2021-2023	ISO:9001:2015 ISO/IEC 17025:2017	Yes	Primary laboratory for RC Cubex and underground drill-core samples. Sample preparation and analysis at Sparks, Nevada, USA.
Jerritt Canyon Laboratory	Pre-2006, 2006-2023	Uncertified	No

Primary laboratory (sample preparation and analysis) for RC Cubex samples, drill-core (pre-2022), production samples (sludge and windrow). Sample preparation laboratory for Cubex and drill-core samples analyzed at Central Laboratory.

First Majestic Central Laboratory (“Central Laboratory”)	2022-2023	ISO 9001-2015	No	Primary laboratory for RC Cubex and underground drill-core samples. Sample preparation and analysis. Located at La Parrilla mine in San Jose La Parrilla, Durango, Mexico.

Since 2007, drill core samples have been submitted to ALS, AAL, Bureau Veritas, Paragon Geochemical and Jerritt Canyon laboratories. During 2021 and 2022, samples were prepared at the Jerritt Canyon Laboratory and submitted for analysis to Paragon Geochemical or Central laboratory. Since late 2022, samples have been submitted to Paragon Geochemical or the Central Laboratory for sample preparation and analysis.

For drilling programs prior to 2021, Cubex samples have been prepared and analyzed at the Jerritt Canyon Laboratory. During 2022, samples were prepared and analyzed at Jerritt Canyon Laboratory and ALS. In late 2022, Cubex samples were prepared at the Jerritt Canyon laboratory and analyzed at Paragon Geochemical or the Central Laboratory. Since 2023, Cubex samples are prepared and analyzed at Central Laboratory.

For drilling programs prior to 2020, RC surface samples were submitted to Jerritt Canyon, ALS, AAL, Bureau Veritas, and Paragon Geochemical laboratories. After 2015, RC surface samples were prepared and analyzed at Bureau Veritas.

At ALS, samples were dried, weighed, then crushed 70% passing 2 mm, split to a 250 g and pulverized to 85% passing 75 µm. At AAL, samples were dried, weighted, crushed 80% passing 2 mm, split to 300 g and pulverized to 85% passing 75 µm. At ALS and AAL samples were analyzed for gold using 30 g fire assay with an atomic absorption spectroscopy finish. Samples returning >1 g/t Au were reanalyzed for gold by 30 g fire assay with a gravimetric finish.

At Bureau Veritas and Paragon Geochemical, samples were dried, weighed, then crushed 70% passing 2 mm, and split to a 250 g subsample that was pulverized to 85% passing 75 µm. Gold was analyzed by 30 g fire assay with an AA finish. At Bureau Veritas samples >10 g/t Au were reanalyzed for gold by 30 g fire assay with a gravimetric finish. At Paragon Geochemical, samples >8 g/t Au were reanalyzed by 30 g fire assay with a gravimetric finish.

At Central Laboratory, samples were dried at 105 °C ± 5°C and then crushed to 80% passing 2 mm, split to a 250 g subsample, and pulverized to 85% passing 75 µm. Gold is analyzed by 20 g fire assay with an atomic absorption spectroscopy finish. Samples >10 g/t Au were reanalyzed for gold by 20 g fire assay with a gravimetric finish. Samples also were analyzed for a 31-element suite by aqua regia digestion and inductively coupled plasma–mass spectrometry (ICP-MS).

At the Jerritt Canyon laboratory, samples are dried at 121 C, crushed to 65% passing 2 mm, split to 200 g subsample, and pulverized to 80% passing 75 µm. Samples are analyzed by aqua regia digestion, with an atomic absorption spectroscopy finish. Samples >15 g/t Au are analyzed by fire assay with a gravimetric finish or diluted at bench top with a matrix matched blank. The laboratory also conducts LECO analysis and moisture determination.

From 2008 to 2021, underground drill-core, RC Cubex and surface RC samples submitted to the primary laboratories included in-house prepared reference and certified reference materials, blanks, and pulp duplicates for quality assurance and quality control purposes. Since 2022, field and coarse duplicates were added. All quality control results were assessed using statistical analysis and visual inspection of control plots. An analysis of quality assurance and quality control data collected for Jerritt Canyon from 2008 to 2023 concluded that no significant accuracy, precision, or contamination issues were observed. Data verification from data collected before 2021 included data entry error checks, visual inspections in 3D of important data, review of historical data and assay results collected between 2018 and 2020. No significant transcription errors were observed. Bias related to RC Cubex field sampling procedure has not yet been fully assessed. However, the assessment of accuracy, contamination, and precision at Central, PGL and JC laboratories confirms that assay results are suitable to support Resource Estimation.

Data verification from data collected before 2020 by previous operators included data entry error checks, review of historical data and assay results. No significant transcription errors were observed. Since 2021, data verification consists in data entry errors checks, review of the quality assurance and quality control assay results, verifying the position of collars relative to the underground workings, down-hole deviation relative to drill trace, lithology, and assay intervals relative to the three-dimension geological models.

No significant errors have been detected during this verification and the analysis of quality assurance and quality control data indicates no significant accuracy, precision, or contamination issues from assay results were observed. The data validation and verification procedures carried out since 2007 complied with industry standards and it is considered suitable to support Mineral Resource estimation.

Mineral Processing and Metallurgical Testing

The mineralized material at Jerritt Canyon is classified as double refractory ore that contains relatively high concentrations of sulfide sulfur in addition to organic carbon. Since 1989, whole ore roasting started to be applied for processing crushed and milled material. The roasted product is then quenched, cyanide leached and refined to produce gold doré bars.

As a matured operation, there are years of processing data which can be used as the basis for recovery projections. In addition, in 2021, three representative samples were prepared and submitted to the Hazen research laboratory for analytic analysis, X-ray diffraction analysis, and for Bond ball mill work index (BWI) determinations. The analytic results confirmed the presence of organic carbon (0.7 to 0.9 wt%) and sulfide sulfur (1 to 2.3 wt%), the X-ray diffraction analysis showed that quartz, dolomite, muscovite, and calcite are the main minerals in the material, and the comminution testwork demonstrated a soft to moderate level of grindability with Bond ball mill work index ranging from 11 to 13 kWh/t. In 2021, Hazen research laboratory conducted grind, roast and leach recovery tests and these tests suggested that the suitable grind size falls within the range of 75 to 100 µm, which is in accordance with recent processing practice.

The projected gold recovery for Mineral Resource estimates at Jerritt Canyon is 82.3% based on the head grade, relying on the established historical daily gold grade-recovery relationship. This historical gold grade-recovery relationship is updated monthly at a minimum and is also compared to laboratory results to continue to validate it against plant performance.

The operation has been mine limited for many years averaging 2,000-2,500 tonnes processed per day compared to the permitted limit of 4,100 tonnes per day. As a result, extensive variability testing has not been completed as all ore mined is processed. The material is sorted by sulfide and organic carbon content and blended to target fuel value in the roaster to obtain necessary roasting temperatures and conditions. Minimal variability testing completed between the Smith Mine and SSX Mine does not indicate a difference in performance.

There are no known deleterious elements in the doré processed. The gold mineralization contains significant levels of mercury but there are controls in the process to manage mercury.

Mineral Resources Estimate

The block model Mineral Resource estimates for the Jerritt Canyon deposits are based on the current database of exploration drill holes, the geological interpretation and model, as well as surface topography and underground and open pit mining excavation wireframes. Geostatistical analysis, analysis of semivariograms, block model resource estimation, and validation of the model blocks were completed.

The drill hole composite samples were evaluated for high-grade outliers and those outliers were capped to values considered appropriate for estimation. Capping of composite sample values was limited to a few extreme values. Outlier restriction was also used to limit the influence of high-grade samples.

The dominant gold mineralization trends were identified based on the modeled host rock geometry for each domain. To establish the gold grade continuity within the domains, model variograms for composite values were developed along the trends identified, and the nugget values were established from downhole variograms.

Block grades were estimated by ordinary kriging. The method chosen considered the characteristics of the domain, data spacing, variogram quality, and which method produced the best representation of grade continuity. The grade estimation was completed in two successive passes. The first pass only estimated blocks within a restricted short distance from the composite samples. The second pass applied less restrictive criteria.

The Mineral Resources were classified into Measured, Indicated, or Inferred categories based on the confidence in the geological interpretation and models, the confidence in the continuity of metal grades, the sample support for the estimation and reliability of the sample data, and on the presence of underground mining development.

The Mineral Resource estimates were evaluated for reasonable prospects for eventual economic extraction by application of input parameters based on assumed mining costs and metallurgical recoveries. Parameters including operating costs, metallurgical recovery, long-term forecast metal prices and other technical and economic factors were used as follows (tonnage is in metric units):

Underground mining:

•	Direct mining cost $93.39/t;

•	Milling cost $66.57/t

•	G&A and indirect mining cost $20.06/t;

•	Sustaining cost $14.38/t;

•	Au metallurgical recovery 82.30%;

•	Au payable 99.90%;

•	Au metal price $1,900/oz.

Open pit mining:

•	Direct mining cost $3.5/t;

•	Milling cost $66.57/t

•	G&A and indirect mining cost $10.00/t;

•	Sustaining cost $14.38/t;

•	Au metallurgical recovery 82.30%;

•	Au payable 99.90%;

•	Au metal price $1,900/oz.

The underground mining costs shown above were applied to evaluate the portion of the deposit that could fully cover these costs above a general cut-off grade, and a variable portion of the mining and milling costs were considered to evaluate additional material that could potentially be extracted at an incremental grade.

These economic parameters result in gold resource cut-off grades of 2.8 g/t for estimates potentially amenable to underground mining methods and 1.4 g/t for estimates potentially amenable to open pit mining methods.

For the Mineral Resource estimates potentially amenable to underground mining methods, Deswik Stope Optimizer software was used to identify the blocks that represent mineable volumes that exceed the cutoff grade while complying with the aggregate of economic parameters. This process was undertaken for all domains. The tool allows blocks to be aggregated into the minimum stope dimensions and eliminate outliers that do not comply with these conditions.

For the Mineral Resource estimates potentially amenable to open pit mining methods, Whittle software was used to identify the pit-shells that represent the mineable constraining shapes. This process was undertaken for all the open pit domains. The tool allows blocks to be aggregated within the economic pitshell and discard blocks that do not comply with these conditions.

Wireframe models of the underground and open pit mining excavations at Jerritt Canyon were evaluated into the block models for all domains. These volumes were used to deplete the block model Mineral Resource estimates prior to reporting estimates. Regions within the mine that are in situ but judged to be un-mineable were also removed from the estimates.

The Mineral Resources are reported in situ, using the 2014 CIM Definition Standards in Table 1 and Table 2, using the gold cut-off grade appropriate for the mining method assigned to each domain. Mineral Resources estimates have an effective date of March 31, 2023. The Qualified Person for the estimate is Mr. David Rowe, CPG, a First Majestic employee.

Table 1-1: Jerritt Canyon Mineral Resource Estimates (effective date March 31, 2023)

Category	Mineral Type	Tonnage	Average Value		Material Content
Measured		k tonnes	Au (g/t	)	Au (k Oz	)
Smith Mine	Sulphides	2,607	5.28		443
SSX Mine	Sulphides	2,134	5.97		409
Saval	Sulphides	19	4.58		3
Starvation	Sulphides	54	5.31		9
Total Measured (UG)	All Mineral Types	4,813	5.58		864
Indicated
Smith Mine	Sulphides	1,683	5.41		293
SSX Mine	Sulphides	1,296	5.86		244
West Generator	Sulphides	276	6.03		54
Murray Mine	Sulphides	308	6.45		64
Wright Window (OP)	Sulphides	116	4.01		15
Winters Creek	Sulphides	190	4.46		27
Saval	Sulphides	171	4.42		24
Saval (OP)	Sulphides	67	3.84		8
Starvation	Sulphides	141	5.69		26
Total Indicated (UG + OP)	All Mineral Types	4,248	5.53		7.55
Total Measured & Indicated (UG & OP)	All Mineral Types	9,061	5.56		1,619

Table 1-2: Jerritt Canyon Mineral Resource Estimates, Inferred Category

(Effective date March 31, 2023)

Category	Mineral Type	Tonnage	Average Value		Material Content
Inferred		k tonnes	Au (g/t	)	Au (k Oz	)
Smith Mine	Sulphides	1,199	6.80		262
SSX Mine	Sulphides	5,595	4.79		861
West Generator	Sulphides	528	5.28		90
Murray Mine	Sulphides	1,077	5.69		197
Wright Window (OP)	Sulphides	30	3.29		3
Winters Creek	Sulphides	464	4.80		74
Saval	Sulphides	240	4.11		32
Saval (OP)	Sulphides	134	3.32		14
Starvation	Sulphides	70	5.01		11
Total Inferred (UG + OP)	All Mineral Types	9,337	5.14		1,544

(1)	Mineral Resources have been classified in accordance with the 2014 CIM Definition Standards and are reported in situ.

(2)

The Mineral Resources information provided above is based on internal estimates prepared as of March 31, 2023. Preparation of the Mineral Resource estimates were supervised by David Rowe, CPG, a First Majestic employee.

(3)	All mineral resource estimates are for deposits considered amenable to underground mining except those marked by (OP), which assumed open pit assumptions and parameters.
(4)

Key assumptions used when considering reasonable prospects for mineralization potentially amenable to underground mining methods included: gold price of US$1,900/oz; direct mining cost US$93.39/t mined; process cost of US$66.57/t milled; indirect and general and administrative costs of US$20.06/t milled; sustaining costs of US$14.38/t milled, metallurgical recovery of 82.30%; gold payable 99.90.

(5)	Mineral resources potentially amenable to underground mining methods are reported within conceptual mineable shapes above a cut-off grade of 2.8 g/t Au.
(6)

Key assumptions used when considering reasonable prospects for mineralization potentially amenable to open pit mining methods included: gold price of US$1,900/oz; direct mining cost US$3.50/t mined; process cost of US$66.57/t milled; indirect and general and administrative costs of US$10.00/t milled; sustaining costs of US$14.38/t milled, metallurgical recovery of 82.30%; gold payable 99.90; conceptual maximum pit slope angles of 40 degrees.

(7)	Mineral resources potentially amenable to open pit mining methods are reported within a conceptual pit shell above a cut-off grade of 1.4 g/t Au.
(8)	Tonnage is expressed in thousands of tonnes; metal content is expressed in thousands of ounces.
(9)	Totals may not add up due to rounding.

Risk factors that could materially impact the Mineral Resource estimate include metal price assumptions; changes in the interpretations of mineralization geometry and continuity of mineralized zones; changes to geotechnical, mining, and metallurgical recovery assumptions; and changes to the assumptions related to the continued ability to access the site, retention mineral and surface right titles, maintaining required environmental and other regulatory permits, and maintain the license to operate.

Recommendations

The Jerritt Canyon Technical Report recommends that mineral exploration continues at the property and that studies be completed to at least pre-feasibility level to support a Mineral Reserve estimation. If Mineral Reserve estimates are promising, then further work may be conducted in support of a re-start of mining operations. The authors recommend two-phase program of work, with an overall budget recommendation of $44 million and $73 million.

Phase 1 recommendations are estimated to cost between $21 million to $37 million and consist of:

•	Exploration for additional high quality (high grade and continuous) mineralized material:

•	Surface and underground mapping, surface rock and soil sampling, estimated cost of $200,000 to $400,000:

•	Geophysical surveying (seismic, induced polarization, magnetics) estimated cost of $300,000 to $1 million:

•

Drill test geologically prospective, volumetrically large untested areas. Each drill hole in the exploration program will be drilled contingent on the results of the previous drill hole. If no significant alteration, structures, or mineralization are encountered in a drill target area, the drill metres planned for that drill target may be allocated to another drill target. The estimated drilling budget cost is $20 million to $35 million for between 240,000 and 420,000 feet of drilling (estimated at ~$83/foot all in drilling cost).

•	Update mine design aiming to improve the capital development per ton of mineralization and increase the expected bulk tonnage mining methods at an estimated cost of $100,000 to $150,000.

Phase 2 recommendations are contingent on the results of Phase 1 and would consist of infill drilling programs and the advance of at least pre-feasibility level studies. Phase 2 is estimated to cost $23 million to $36 million and would consist of:

•	Pre-feasibility level studies:

•	Geotechnical studies to improve understanding and modelling of expected rock quality and required ground support, expected cost of $300,000 to $600,000.

•	Hydrogeological studies, tests and upgrades to dewatering wells to improve capability to forecast dewatering rates and water quality, expected cost of $2 million to $4 million.

•	Detailed mine design and Owner-operated vs contractor mining trade-off study. The estimated cost is $300,000 to $600,000.

•

Comminution testing to improve the existing crushing, drying, and grinding circuits. Grind recovery relationships should also be investigated. Another study aspect is to determine how to efficiently modify and weatherize the plant for sustained year-round operation. The estimated cost is $300,000 to $500,000.

•

Evaluation of all major infrastructure to assess required updated/upgrades and operation sustainability including, but not limited to, water management systems, mine infrastructure, site buildings and process equipment. The estimated cost is $200,000 to $500,000.

•	Infill Drilling

•

Infill drilling programs designed to increase confidence in the mineral resource estimates. The estimated cost for the infill drilling program is $20 million to $30 million for between 220,000 and 330,000 feet of drilling (estimated cost of $90/ft all in cost).

CAPITALIZATION

The applicable Prospectus Supplement will describe any material change in, and the effect of such material change on, the share and loan capitalization of the Company that will result from the issuance of Securities pursuant to such Prospectus Supplement. There have been no material changes to the Company’s share and loan capitalization since June 30, 2023, the date of the Company’s Interim Financial Statements.

USE OF PROCEEDS

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities. Unless otherwise specified in a Prospectus Supplement, among other potential uses, the Company may use the net proceeds for general working capital purposes, for expansion of existing operations, and for one or more other general corporate purposes including to complete corporate acquisitions, to, directly or indirectly, finance future growth opportunities and to repay existing or future indebtedness. More detailed information regarding the use of proceeds and the amount of net proceeds to be used for any such purposes will be set forth in any applicable Prospectus Supplement. The Company may invest net proceeds which it does not immediately use. Such investments may include short-term marketable investment grade securities. Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of the Securities by way of a secondary offering (each, a “Secondary Offering”) by one or more Selling Securityholders.

The terms under which Securities may be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any offering of Securities by Selling Securityholders will include, without limitation, where applicable: (i) the names of the Selling Securityholders; (ii) the number and type of Securities owned, controlled or directed by each Selling Securityholder; (iii) the number of Securities being distributed for the accounts of each Selling Securityholder; (iv) the number of Securities to be owned, controlled or directed by each Selling Securityholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities; (v) whether the Securities are owned by the Selling Securityholders, both of record and beneficially, of record only or beneficially only; (vi) if a Selling Securityholder purchased any of the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the date or dates the Selling Securityholder acquired the Securities; and (vii) if a Selling Securityholder acquired the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Securityholder in the aggregate and on a per security basis.

PLAN OF DISTRIBUTION

The Company may, from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities. The Company may issue and sell Securities with an aggregate total offering price of up to US$500,000,000 (or the equivalent thereof in Canadian dollars or any other currencies).

The Company may sell the Securities, separately or together, to or through underwriters, dealers or agents, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of Securities, the public offering price or prices of the Securities and the proceeds to the Company from the sale of the Securities. Any initial offering price and discounts, concessions or commissions allowed or paid to dealers may be changed from time to time.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSX, NYSE or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution of the applicable Securities. If, in connection with the offering of Securities at a fixed price or prices, the underwriters, dealers or agents have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such

Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

No underwriter of an “at-the-market distribution” and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Subscription Receipts, Warrants and Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Subscription Receipts, Warrants and Units in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange. See “Risk Factors”.

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete and is indicative only. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Common Shares

The Company is authorized to issue an unlimited amount of Common Shares, without par value, of which, as of August 2, 2023, 286,928,342 are issued and outstanding. There are also options outstanding to purchase up to 7,860,876 Common Shares at prices ranging from C$7.13 to C$21.90, 1,061,434 Restricted Share Units, 659,448 Performance Share Units and 112,933 Deferred Share Units outstanding as of August 2, 2023 (62,332 of which may be settled for cash only and 50,601 of which may be settled for Common Shares) as well as 5,000,000 common share purchase warrants each exercisable into one Common Share until April 30, 2024 at an exercise price of $20.00. In addition, the Company has an aggregate of $230,000,000 principal amount outstanding of 0.375% unsecured convertible senior notes due 2027 (the “2027 Notes”). Upon conversion, holders of the 2027 Notes will receive Common Shares based on an initial conversion rate, subject to adjustment, of 60.3865 Common Shares per $1,000 principal amount of 2027 Notes (which represents an initial conversion price of approximately $16.56 per share). The 2027 Notes are governed by an indenture (the “Note Indenture”) entered into between the Company and Computershare Trust Company, N.A. on December 2, 2021. A copy of the Note Indenture is available under the Company’s profile at www.sedarplus.ca.

Holders of Common Shares are entitled to one vote per Common Share at all meetings of the Company’s shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

Subscription Receipts

The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. Subscription Receipts may be issued at various times which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Units or any combination thereof. The Subscription Receipts may be offered separately or together with other Securities, as the case may be. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. The subscription proceeds from an offering of Subscription Receipts will be held in escrow by the Escrow Agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). If underwriters, dealers or agents are used in the sale of any Subscription Receipts, one or more of such underwriters, dealers or agents may also be a party to the Subscription Receipt Agreement governing the subscription receipts sold to or through such underwriter, dealer or agent.

The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable Subscription Receipt Agreement. Purchasers of Subscription Receipts should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. A copy of any Subscription Receipt Agreement relating to an offering of Subscription Receipts will be filed by the Company with the securities regulatory authorities in the applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Subscription Receipts will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of the Subscription Receipts being offered;

•	the price at which the Subscription Receipts will be offered;

•

the designation, number and terms of the Common Shares, Warrants, Units or any combination thereof to be received by the holders of the Subscription Receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

•	the identity of the Escrow Agent;

•

the conditions (the “Release Conditions”) that must be met in order for holders of the Subscription Receipts to receive, for no additional consideration, Common Shares, Warrants, Units or any combination thereof;

•	the procedures for the issuance and delivery of the Common Shares, Warrants, Units or any combination thereof to holders of the Subscription Receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of the Subscription Receipts upon delivery of the Common Shares, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of the Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•

the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters, dealers or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters, dealers or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

•

procedures for the refund by the Escrow Agent to holders of the Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•

any contractual right of rescission to be granted to initial purchasers of the Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	if the Subscription Receipts are issued as a Unit with another Security, the date, if any, on and after which the Subscription Receipts and the other Security will be separately transferable;

•	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depository for the global securities;

•	whether the Company will issue the Subscription Receipts as bearer securities, as registered securities or both;

•

provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or Units, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list the Subscription Receipts on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions

The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units or a combination thereof on exchange or conversion of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are

sold to or through underwriters, dealers or agents, a portion of the Escrowed Funds may be released to such underwriters, dealers or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of votes of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Company may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Warrants

The following description sets forth certain general terms and provisions of Warrants that may be issued hereunder and is not intended to be complete. The Warrants may be offered separately or together with other Securities, as the case may be. Warrants may be issued at various times under one or more warrant agreements or warrant indentures to be entered into by the Company and one or more banks or trust companies acting as warrant agent.

The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable warrant indenture, if any. Potential purchasers of Warrants should refer to the warrant indenture, if any, relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of any warrant indenture, if any, relating to an offering or Warrants will be filed by the Company with the securities regulatory authorities in applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the designation, number and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire, including any “early termination” provisions;

•	the exercise price of the Warrants;

•	if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•

provisions as to modification, amendment or variation of the warrant indenture or any rights or terms of such Warrants, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares or Units, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list the Warrants on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms and conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities underlying the Warrants. The Company may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, in the manner set forth in the applicable indenture(s) or certificates, including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

Units

The following description sets forth certain general terms and provisions of the Units that may be issued hereunder and is not intended to be complete. Units may be issued at various times comprising any combination of the other Securities described in this Prospectus. Each Unit will be issued so that the holder of such Unit is also the holder of each Security composing such Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security (except in some cases where the right to transfer an included Security of a Unit may not occur without the transfer of the other included Security comprising part of such Unit). The Units may be offered separately or together with other Securities, as the case may be.

The particular terms of each issue of Units will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of Units;

•	the price at which the Units will be offered;

•	the designation and terms of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•	whether the Units will be issued in fully registered or global form;

•	whether the Company will apply to list the Units on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Units, including how the purchase price paid will be allocated among the Securities comprising the Units; and

•	any other material terms and conditions of the Units.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

PRIOR SALES

A description of prior sales of the Securities will be provided as required in each Prospectus Supplement to this Prospectus.

MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSX in Canada under the symbol “FR” and are listed on the NYSE in the United States under the symbol “AG”. Trading price and volume of the Common Shares will be provided as required in each Prospectus Supplement to this Prospectus.

RISK FACTORS

Before deciding to invest in any Securities, prospective purchasers of the Securities should consider carefully the risk factors and the other information contained in and incorporated by reference into this Prospectus and any applicable Prospectus Supplement relating to a specific offering of Securities before purchasing the Securities. An investment in the Securities offered hereunder is speculative and involves a high degree of risk. Information regarding the risks affecting the Company and its business is provided in the documents incorporated by reference in this Prospectus, including in the Company’s most recent annual information form under the heading “Description of Business—Risk Factors”. Additional risks and uncertainties not known to the Company or that management currently deems immaterial may also impair the Company’s business, financial condition, results of operations or prospects. See “Documents Incorporated by Reference”.

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained. If an active or liquid market for the Common Shares fails to be sustained, the prices at which such shares trade may be adversely affected. Whether or not the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, the markets for similar securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

There is no public market for the Warrants, Subscription Receipts or Units and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of such Securities on any securities exchange. If the Warrants, Subscription Receipts or Units are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities and other factors including general economic conditions and the Company’s financial condition. There can be no assurance as to the liquidity of the trading market for the Warrants, Subscription Receipts or Units or that a trading market for these securities will develop.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSX, NYSE or any other stock exchange could be subject to significant fluctuations in response to variations in the Company’s financial results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange regardless of the financial performance of the Company. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the financial performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange. There can be no assurance of the price at which the Common Shares that become listed and posted for trading on a stock exchange will trade.

Additional Issuances and Dilution

The Company may issue and sell additional securities of the Company from time to time. The Company cannot predict the size of future issuances of securities of the Company or the effect, if any, that future issuances and sales of securities will have on the market price of any securities of the Company that are issued and outstanding from time to time. Sales or issuances of substantial amounts of securities of the Company, or the perception that such sales could occur, may adversely affect prevailing market prices for the securities of the Company that are issued and outstanding from time to time. With any additional sale or issuance of securities of the Company, holders will suffer dilution with respect to voting power and may experience dilution in the Company’s earnings per share. Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the Company’s issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Discretion Regarding Use of Proceeds

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Common Shares or its other securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline

INTERESTS OF EXPERTS

The financial statements incorporated in this Prospectus by reference and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Deloitte LLP is independent with respect to the Company within the meaning of the U.S. Securities Act and the applicable rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States) (PCAOB) and within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

Gonzalo Mercado, P. Geo., David Rowe CPG, Michael Jarred Deal, RM SME, María Elena Vázquez, P.Geo, David Wanner, PE, Ramon Mendoza Reyes, P. Eng., Persio P. Rosario, P.Eng., Phillip J. Spurgeon, P. Geo., Brian Boutilier, P.Eng. and Joaquin Merino, P. Geo prepared technical reports or information with respect to the Company’s mining properties.

To management’s knowledge, Mr. Merino, does not have any registered or beneficial interests, direct or indirect, in any securities or other property of the Company (or of any of its associates or affiliates). Mr. Merino is consulting as a Senior Advisor in Geology for the Company.

Mr. Gonzalo Mercado is the Vice President of Exploration and Technical Services of the Company, Mr. David Rowe is the Director of Mineral Resources of the Company, Ms. Vázquez is the Geological Database Manager of the Company, Mr. Deal is the Vice President of Metallurgy & Innovation of the Company , Mr. Wanner is the Chief Project Engineer for Jerritt Canyon Gold LLC (a wholly owned subsidiary of the Company), Mr. Mendoza-Reyes is the former Vice President of Technical Services of the Company, Mr. Rosario is the former Vice President of Processing, Metallurgy and Innovation of the Company, Mr. Spurgeon is the Senior Resource Geologist of the Company, Mr. Boutilier is a Projects Manager of the Company. Each of the foregoing individuals may hold stock options, restricted share units and/or performance share units of the Company which represent less than 1% of the outstanding shares of the Company.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon on behalf of the Company by Bennett Jones LLP, Vancouver, B.C., as to Canadian legal matters, and Dorsey & Whitney LLP, Vancouver, B.C. and Seattle, Washington, as to United States legal matters. As of the date hereof, the partners and associates of Bennett Jones LLP own, directly or indirectly, less than 1% of the Common Shares and the partners and associates of Dorsey & Whitney LLP own, directly or indirectly, less than 1% of the Common Shares. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

Keith Neumeyer, the President, Chief Executive Officer and a director of the Company, and Thomas Fudge, a director the Company, reside outside of Canada. Messrs. Neumeyer and Fudge have appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent
Keith Neumeyer	Bennett Jones LLP 2500 Park Place 666 Burrard Street Vancouver, British Columbia V6E 2X8
Thomas Fudge

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is governed by the laws of British Columbia and its principal place of business is outside the United States. The majority of the directors and officers of the Company and the experts named under “Interests of Experts” herein are resident outside of the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates, with an address at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement.

CONTRACTUAL RIGHTS OF RESCISSION

Original purchasers of Securities which are convertible, exchangeable or exercisable for other securities of the Company, including Subscription Receipts and Warrants if offered separately without any other Securities, will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

First Majestic Silver Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding;

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual information form for the year ended December 31, 2022, except for the information contained under the heading “Jerritt Canyon Gold Mine, Elko County, Nevada, USA” therein, which has been superseded by the information contained in the prospectus forming part of this registration statement under the heading “The Jerritt Canyon Gold Mine” (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on March 31, 2023) (File No. 001-34984).

4.2	Audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and the notes thereto, together with the reports of independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on March 31, 2023) (File No. 001-34984).

4.3	Management’s discussion and analysis for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.3 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on March 31, 2023) (File No. 001-34984).

4.4	Management information circular, dated April 17, 2023, prepared in connection with the annual meeting of shareholders held on May 25, 2023 (incorporated by reference to Exhibit 99.3 to the Report on Form 6-K of First Majestic Silver Corp., filed on April 14, 2023) (File No. 001-34984).

4.5	Unaudited condensed interim consolidated financial statements as of June 30, 2023 and for the three and six months ended June 30, 2023 and June 30, 2022, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of First Majestic Silver Corp., filed on August 3, 2023) (File No. 001-34984).

4.6	Management’s discussion and analysis for the six months ended June 30, 2023 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of First Majestic Silver Corp., filed on August 3, 2023) (File No. 001-34984).

5.1	Consent of Deloitte LLP.

5.2	Consent of Persio P. Rosario, P.Eng.

5.3	Consent of Brian Boutilier, P.Eng.

5.4	Consent of David Rowe, CPG

5.5	Consent of Joaquin Merino, P.Geo.

5.6	Consent of Maria E. Vazquez, P.Geo.

5.7	Consent of Ramon Mendoza Reyes, P.Eng., P. Geo.

5.8	Consent of Phillip J. Spurgeon, P.Geo.

5.9	Consent of Gonzalo Mercado, P.Geo.

5.10	Consent of Michael Jarred Deal, RM SME

5.11	Consent of David Wanner, PE

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

107	Filing Fee Table.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

First Majestic Silver Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, First Majestic Silver Corp. has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of First Majestic Silver Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Majestic Silver Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on August 3, 2023.

FIRST MAJESTIC SILVER CORP.

By:	/s/ Keith Neumeyer
	Name:	Keith Neumeyer
	Title:	President & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith Neumeyer and David Soares, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on August 3, 2023:

Signature	Title

/s/ Keith Neumeyer Keith Neumeyer	President & Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Soares David Soares	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas F. Fudge, Jr. Thomas F. Fudge, Jr.	Director (Chairman of the Board of Directors)

Signature	Title

/s/ Raymond Polman Raymond Polman	Director

/s/ Ana Lopez Ana Lopez	Director

/s/ Marjorie Co Marjorie Co	Director

/s/ Colette Rustad Colette Rustad	Director

/s/ Jean des Rivieres Jean des Rivieres	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of First Majestic Silver Corp. in the United States, on August 3, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director